Exhibit 10.3

Michael Kingman Low

Manager/Trustee - Small World Traders, LLC.

September 10, 2014

Steele Resources, Inc.

2705 Garnet Ave Suite 2a

San Diego, CA 92109

To the Board of Directors of Steele Resources Corp.

Re: Revolving Credit Note dated 4.8.2013

“Small World Traders Secured Note:  On April 8, 2013, the Company issued a revolving line of credit for $200,000 with Small World Traders Secured Note with an interest rate of 8%. This note is secured by the following assets of the Company and a UCC1 was filed for all the Intellectual Property, Current or Previously Filed, Trademarks,

Formulations, Research and Development Equipment, Manufacturing Equipment, Office

Equipment, and all interests in Shooting Star Mining Company LLC.  The note is due

December 31, 2013.  Small World Traders paid $200,327 of expenses on behalf of the Company.  On January 1, 2014, the Note was extended to April 15, 2014 subject to additional consideration.”

A request was made for payment on September 2, 2014.  The Company has made us aware of its inability to meet this demand.  It has also been brought to our attention that the Company lacks the adequate number of shares to affect a conversion should we elect to do so, which is our prerogative.

We hereby agree to an extension of the note until December 31, 2016.

As consideration, the Company agrees to issue shares of Common or Preferred Stock convertible into shares of Common, equal to 75% of the total outstanding shares of the Company, (as of the date of the issuance); and 1,000 shares of Non-Dilutable NonConvertible Preferred shares, with voting rights equal to 75% of the total outstanding shares of the Company, to the lender at the lender’s request, but no later than December 31, 2016.

Sincerely,

Michael K. Low, Mgr.